Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 514,031,274.50	0.0001381	$ 70,987.72
Fees Previously Paid	2	$ 171,305,932.00		$ 23,657.35
	Total Transaction Valuation:	$ 685,337,206.50
	Total Fees Due for Filing:			$ 94,645.07
	Total Fees Previously Paid:			$ 23,657.35
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 70,987.72
Offering Note
[1]	(a)The Transaction Valuation is calculated as the aggregate maximum purchase price for shares (the "Shares") of Blue Owl Technology Income Corp.'s (the "Registrant") issued and outstanding Class S common stock, par value $0.01 per share, Class D common stock, par value $0.01 per share, and Class I common stock, par value $0.01 per share, based upon the net asset value per share as of September 30, 2025, of $10.42. This amount is based upon the Registrant's offer to purchase up to 65,771,325 Shares. (b)This amount represents the increase in the maximum number of Shares that the Registrant is offering to purchase to 65,771,325.

[2]	(a)The Transaction Valuation is calculated as the aggregate maximum purchase price for shares (the "Shares") of Blue Owl Technology Income Corp.'s (the "Registrant") issued and outstanding Class S common stock, par value $0.01 per share, Class D common stock, par value $0.01 per share, and Class I common stock, par value $0.01 per share, based upon the net asset value per share as of September 30, 2025, of $10.42. This amount is based upon the Registrant's offer to purchase up to 65,771,325 Shares. (b). This amount represents the previous aggregate amount of $171,305,932.00 of the Registrant's Offer to Purchase.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A